Exhibit 99.4
 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On November 24, 2021, Supernus Pharmaceuticals, Inc. (Company) completed the acquisition (Acquisition) of Adamas Pharmaceuticals, Inc. (Adamas). The following unaudited pro forma condensed combined statements of operations (pro forma statements of operations) and condensed combined balance sheet (pro forma balance sheet) give effect to the Acquisition and were prepared in accordance with the requirements of Article 11 of Regulation S-X.
The pro forma balance sheet as of September 30, 2021 combines the historical balance sheet for the Company and Adamas and is presented as if the acquisition of Adamas had occurred on September 30, 2021. The pro forma statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are presented as if the acquisition of Adamas took place as of January 1, 2020. All historical Adamas results included herein have been derived from the underlying books and records of Adamas prior to the acquisition.
Accounting for the acquisition is dependent upon certain information; e.g. valuation reports and other studies, that have not yet been finalized. The Company cannot finalize the accounting for the acquisition until that information is available in final form. Therefore, the acquired assets and assumed liabilities of Adamas have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable, utilizing information that is currently available. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. The Company intends to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the acquisition, which is November 24, 2022. The Company is not required to, and therefore currently does not intend to, update these pro forma results as presented herein for any of these changes.
The pro forma financial statements set forth below which give effect to the acquisition also include the application of the acquisition method of accounting. The pro forma financial statements should be read in conjunction with:
•The accompanying notes to the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations (collectively, the pro forma financial statements);
•The Company's audited consolidated financial statements and related notes, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020;
•The Company's unaudited condensed consolidated financial statements and related notes included in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2021 and 2020;
•Adamas's audited consolidated financial statements and related notes, for the fiscal years ended December 31, 2020 and 2019, and unaudited condensed consolidated financial statements and related notes, for the three and nine months ended September 30, 2021 and 2020, which are included as Exhibits to this Current Report on Form 8-K/A.

Supernus Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
(in thousands)

	Historical	Historical Adamas	Transaction
	Supernus	(As Adjusted)	Accounting		Pro Forma
	(As Reported)	(Note 3)	Adjustments	Note 5	Combined
Assets
Current assets
Cash and cash equivalents	$215,281	$78,623	$(1,264)	(a)	$292,640
Marketable securities	228,571	4,475	(105,198)	(a)	127,848
Accounts receivable, net	133,676	10,046	—		143,722
Inventories, net	60,155	8,680	11,520	(c)	80,355
Prepaid expenses and other current assets	30,692	6,074	—		36,766
Total current assets	668,375	107,898	(94,942)		681,331
Long term marketable securities	405,479	27,991	(306,742)	(a)	126,728
Property and equipment, net	16,471	1,309	—		17,780
Intangible assets, net	346,619	687	449,413	(c)	796,719
Goodwill	77,963	—	71,879	(i)	149,842
Other assets	40,133	5,575	847	(f)	46,555
Total assets	$1,555,040	$143,460	$120,455		$1,818,955

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$72,286	$14,423	$22,908	(b)	$109,617
Accrued product returns and rebates	132,048	2,748	—		134,796
Contingent consideration, current portion	23,570	—	—		23,570
Current portion of long-term debt	—	4,554	138,315	(e)	142,869
Other current liabilities	6,807	2,118	147	(f)	9,072
Total current liabilities	234,711	23,843	161,370		419,924
Convertible notes, net	374,788	—	—		374,788
Long-term debt *	—	124,483	(124,483)	(e)	—
Contingent consideration, long term	45,480	—	13,663	(d)	59,143
Operating lease liabilities, long term	37,261	5,101	335	(f)	42,697
Deferred income tax liabilities	34,146	—	66,550	(h)	100,696
Other liabilities	18,186	12,156	(12,156)	(e)	18,186
Total liabilities	744,572	165,583	105,279		1,015,434
Stockholders’ equity
Common stock	53	50	(50)	(g)	53
Additional paid-in capital	428,726	528,053	(528,053)	(g)	428,726
Accumulated other comprehensive earnings, net of tax	4,209	13	(13)	(g)	4,209
Retained earnings (Accumulated deficit)	377,480	(550,239)	543,292	(a), (b), (g)	370,533
Total stockholders’ equity (deficit)	810,468	(22,123)	15,176		803,521
Total liabilities and stockholders’ equity	$1,555,040	$143,460	$120,455		$1,818,955

* Long-term debt line included in the Company's balance sheet presentation for Pro Forma purposes.
See Notes to the Unaudited Pro Forma Condensed Combined Financial

Supernus Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2021
(in thousands, except share and per share data)

	Historical Supernus	Historical Adamas	Transaction Accounting		Pro Forma
	(As Reported)	(As Reported)	Adjustments	Note 5	Combined
Revenues
Net product sales	$412,541	$63,114	$—		$475,655
Royalty revenues	8,184	4,065	—		12,249
Total revenues	420,725	67,179	—		487,904
Costs and expenses
Cost of goods sold	58,067	1,488	1,957	(bb)	61,512
Research and development	69,389	4,485	—		73,874
Selling, general and administrative	203,024	85,522	—		288,546
Amortization of intangible assets	17,964	—	44,023	(aa)	61,987
Contingent consideration gain	(7,650)	—	—		(7,650)
Total costs and expenses	340,794	91,495	45,980		478,269
Operating earnings (losses)	79,931	(24,316)	(45,980)		9,635
Other income (expense)
Interest expense	(17,489)	(10,398)	—		(27,887)
Interest and Other income (expense), net	8,682	(9,721)	(4,975)	(cc)	(6,014)
Total other income (expense)	(8,807)	(20,119)	(4,975)		(33,901)

Earnings (losses) before income taxes	71,124	(44,435)	(50,955)		(24,266)

Income tax expense (benefit)	20,142	—	(13,503)	(ee)	6,639
Net earnings (losses)	$50,982	$(44,435)	$(37,452)		$(30,905)

Earnings (Loss) per share
Basic	$0.96
Diluted	$0.94
Basic and diluted					$(0.58)

Weighted-average shares outstanding
Basic	53,053,441
Diluted	54,301,461
Basic and diluted					53,053,441

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Supernus Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2020
(in thousands, except share and per share data)

	Historical Supernus	Historical Adamas	Transaction Accounting Adjustments		Pro Forma Combined
	(As Reported)	(As Reported)		Note 5
Revenues
Net product sales	$509,350	$71,166	$—		$580,516
Royalty revenues	11,047	3,295	—		14,342
Total revenues	520,397	74,461	—		594,858
Costs and expenses
Cost of goods sold	52,459	2,038	2,680	(bb)	57,177
Research and development	75,961	9,746	861	(dd)	86,568
Selling, general and administrative	200,677	106,841	45,251	(dd)	352,769
Amortization of intangible assets	15,702	—	58,698	(aa)	74,400
Contingent consideration expense	1,900	—	—		1,900
Total costs and expenses	346,699	118,625	107,490		572,814
Operating earnings (losses)	173,698	(44,164)	(107,490)		22,044
Other income (expense)
Interest expense	(23,754)	(13,987)	—		(37,741)
Interest and Other income, net	18,704	748	(9,783)	(cc)	9,669
Total other income (expense)	(5,050)	(13,239)	(9,783)		(28,072)

Earnings (losses) before income taxes	168,648	(57,403)	(117,273)		(6,028)

Income tax expense (benefit)	41,698	—	(31,077)	(ee)	10,621
Net earnings (losses)	$126,950	$(57,403)	$(86,196)		$(16,649)

Earnings per share
Basic	$2.41
Diluted	$2.36
Basic and diluted					$(0.32)

Weighted-average shares outstanding
Basic	52,615,269
Diluted	53,689,743
Basic and diluted					52,615,269

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 - Description of the Transaction
On November 24, 2021 (the Closing Date), the Company completed its purchase of all of the outstanding equity of Adamas Pharmaceuticals, Inc. (Adamas), a publicly-held pharmaceutical company, pursuant to the Agreement and Plan of Merger among the Company, Adamas and Supernus Reef, Inc., a wholly owned subsidiary of the Company, dated October 10, 2021 (the Agreement). On the Closing Date, Adamas owned two marketed products: GOCOVRI® (amantadine) extended release capsules, the first and only U.S. Food and Drug Administration (FDA)-approved medicine indicated for the treatment of both off episodes and dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy; and Osmolex ER® (amantadine) extended release tablets, approved for the treatment of Parkinson’s disease and drug-induced extrapyramidal reactions in adult patients. Adamas also owned the right to receive royalties from Allergen plc for sales of Namzaric® (memantine hydrochloride extended release and donepezil hydrochloride) in the United States.
The Company paid $8.10 per share of common stock of Adamas in cash and two non-tradable contingent value rights (CVR), each of which represents the contractual right to receive a contingent payment of $0.50 in cash, less any applicable withholding taxes and without interest, upon the achievement of the applicable milestone (each such amount, a Milestone Payment) in accordance with the terms of a Contingent Value Rights Agreement entered into among the Company and American Stock Transfer & Trust Company, LLC, as rights agent, (CVR Agreement). One Milestone Payment is payable (subject to certain terms and conditions) upon the first occurrence of the achievement of aggregate worldwide net sales of GOCOVRI® in excess of $150,000,000 during any consecutive 12-month period ending on or before December 31, 2024 (Milestone 2024). Another Milestone Payment is payable (subject to certain terms and conditions) upon the first occurrence of the achievement of aggregate worldwide net sales of GOCOVRI® in excess of $225,000,000 during any consecutive 12-month period ending on or before December 31, 2025 (Milestone 2025 and, together with Milestone 2024, the Milestones). Each Milestone may only be achieved once. The maximum amount payable with respect to the two CVR issued in respect to each Share is $1.00 in the aggregate (or an aggregate of approximately $50.9 million). There can be no assurance any payments will be made with respect to any CVR. In connection with the two CVR, the Company recorded a contingent consideration liability of $13.7 million as of the date of the acquisition, to reflect the estimated fair value of the contingent consideration.
Note 2 - Basis of Presentation
The unaudited pro forma condensed combined financial statements show the historical financial positions and results of operations of Supernus and Adamas and have been prepared to illustrate the effect of the Acquisition, including pro forma assumptions and adjustments related to the Acquisition, as described in these accompanying notes herein.
The acquisition of Adamas is considered to be an acquisition of a business, as defined in Accounting Standards Codification (ASC) 805, Business Combinations. Therefore, the unaudited pro forma financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, which generally requires the acquired assets and assumed liabilities to be recognized at fair value at Closing Date. The pro forma statements of operations and pro forma balance sheet may differ from the Company's final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed as of the Closing Date are preliminary and therefore subject to change within the measurement period (up to one year from the Closing Date), at which time the valuation analysis and other studies are finalized. The preliminary purchase price allocation is discussed in Note 4.
Certain reclassifications have been made to the historical presentation of Adamas’s financial statements in order to conform to the financial statement presentation of the Company. These reclassifications are discussed further in Note 3.
The pro forma balance sheet as of September 30, 2021 is presented as if the Acquisition occurred on September 30, 2021. The pro forma statements of operations are presented as if the Acquisition occurred on January 1, 2020. The historical consolidated financial information has been adjusted on a pro forma basis for transaction accounting adjustments as defined within Article 11 of Regulation S-X.
The unaudited pro forma financial statements are provided for illustrative purposes only, and does not purport to represent what the actual consolidated results of the companies would have been had the Acquisition occurred on January 1, 2020 or September 30, 2021, nor are they necessarily indicative of future consolidated results of operations of the Company. The pro forma statements of operations neither reflect the costs of any integration activities nor the synergies and benefits that may result from realization of any anticipated revenue growth or operational efficiencies expected to result from the acquisition of Adamas.

Note 3 – Reclassification Adjustments
Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Certain balances were reclassified from the Adamas financial statements so that their presentation would be consistent with that of the Company. These adjustments and reclassifications are based on management’s preliminary analysis. When management completes a final review as required by acquisition accounting rules, additional differences or reclassifications may be identified that, when conformed, could have a material impact on these unaudited pro forma combined financial statements.
Refer to the table below for a summary of reclassification adjustments made to present Adamas’s consolidated balance sheet as of September 30, 2021 to conform with that of Supernus:

Adamas Historical Consolidated Balance Sheet Line Items	Supernus Historical Consolidated Balance Sheet Line Items	Historical Adamas (As Reported)	Reclassification adjustments	Note	Adamas Adjusted Historical Consolidated Balance Sheet
ASSETS
Current assets
Prepaid expenses and other current assets	Prepaid expenses and other current assets	$6,178	$(104)	(i)	$6,074
Total current assets		108,002	(104)		107,898
Long-term assets
Operating lease right-of-use assets		5,553	(5,553)	(ii)	—
Prepaid expenses and other non-current assets	Other assets	435	5,140	(i), (ii)	5,575
Total assets		$143,977	$(517)		$143,460

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable		$4,208	$(4,208)	(iii)	$—
Accrued liabilities	Accounts payable and accrued liabilities	12,963	1,460	(iii), (iv)	14,423
	Accrued product returns and rebates	—	2,748	(iv)	2,748
Total current liabilities		23,843	—		23,843
Total liabilities		165,583	—		165,583

Stockholders' deficit
Accumulated deficit	Retained earnings	(549,722)	(517)	(i)	(550,239)
Total stockholders' deficit	Total stockholders' equity	(21,606)	(517)		(22,123)

Total liabilities and stockholders' deficit	Total liabilities and stockholders' equity	$143,977	$(517)		$143,460

(i) Reflects an accounting policy adjustment to conform to Company's presentation. Adamas has historically capitalized sample inventory in prepaid expenses, whereas Supernus expenses these items.
(ii) Reclassified Operating lease right-of-use assets to Other assets to conform to Company's presentation.
(iii) Reclassified Accounts payable to Accounts payable and accrued liabilities to conform to Company's presentation.
(iv) Reclassified accruals for product returns and rebates in Accrued liabilities to Accrued product returns and rebates to conform to Company's' presentation.

Note 4 - Purchase Price Accounting and Related Adjustments
The Company expects to finalize its purchase price allocation within one year of the Closing Date. In addition, the Company continues to analyze and assess relevant information necessary to determine, recognize and record the purchase price including the fair value of the contingent consideration and the fair value of the assets acquired and liabilities assumed in the following areas: intangible assets, inventories, lease assets and liabilities, tax assets and liabilities, and certain existing or potential reserves, such as those for legal or contract-related matters. The activities the Company is currently undertaking, include but are not limited to the following: review of acquired contracts and other contract-related and legal matters, review and evaluation of the accounting policies, tax positions, and other tax-related matters. Further, the Company is using a third party valuation firm to assist management in determining the fair value of the contingent consideration, the acquired tangible and intangible assets, and other information necessary to record and measure the assets acquired and liabilities assumed. Accordingly, the preliminary recognition and measurement of assets acquired and liabilities assumed as of Closing Date is subject to change.
The following preliminary purchase price allocation table presents the Company’s preliminary estimates of the fair values of the assets acquired and liabilities assumed as if the Acquisition occurred as of September 30, 2021 (dollars in thousands):

Purchase Price Allocation - Pro Forma
Cash and cash equivalents	$98,685
Accounts receivable	10,046
Inventories	20,200
Prepaid expenses and other current assets	6,074
Property and equipment	1,309
Intangibles	450,100
Other assets	6,422
Total fair value of assets acquired	592,836
Accounts payable and accrued liabilities	(30,384)
Accrued product returns and rebates	(2,748)
Current portion of long-term debt	(142,869)
Other current liabilities	(2,265)
Operating lease liabilities, long-term	(5,436)
Deferred income tax liabilities	(66,550)
Total fair value of liabilities assumed	(250,252)
Total identifiable net assets	342,584
Goodwill	71,879
Total purchase price	$414,463

Cash consideration paid	$400,800
Fair value of the contingent consideration	13,663
Total purchase price	$414,463

Note 5 - Pro Forma Adjustments
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:
Balance Sheet Pro Forma Adjustments
a)The following reflects the pro forma adjustments to Cash and cash equivalents, Marketable securities, and Long-term marketable securities:

	Consideration Paid by Company(1)	Adamas Settlement of Marketable Securities(2)	Adamas Transaction costs and other expense(3)	Total
Cash and cash equivalents	$(21,326)	$32,466	$(12,404)	$(1,264)
Marketable securities	(100,723)	(4,475)	—	(105,198)
Long-term marketable securities	(278,751)	(27,991)	—	(306,742)
Total	$(400,800)	$—	$(12,404)	$(413,204)

(1) Reflects the Company's sources for cash consideration transferred. The total cash consideration transferred by the Company for the Acquisition reflects $8.10 paid per Adamas shares outstanding in accordance with the Merger Agreement.
(2) Reflects the settlement of Adamas' available-for-sale securities which were converted to Cash and cash equivalents as of the Closing Date.
(3) Reflects adjustments of $10.4 million for acquisition-related expenses and $2.0 million for employee incentive compensation expenses incurred and paid for by Adamas between September 30, 2021 and shortly before the Closing Date.
b)The following reflects the adjustments to Accounts payable and accrued liabilities:

Amounts
Company's acquisition-related expenses (1)	$6,947
Adamas accrued employee severance-related expenses (2)	15,961
Total	$22,908

(1) Reflects adjustment for acquisition-related transaction costs directly incurred by the Company related to the Acquisition.
(2) Reflects the adjustments for accrued employee severance-related expenses incurred by Adamas due upon the closure of the transaction or shortly thereafter.
c)Reflects adjustments of $11.5 million to historical inventory and $449.4 million to intangible assets acquired by the Company to their estimated fair values. The estimates of fair value may differ from amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma financial statements.
d)Represents adjustments of $13.7 million to reflect the fair value of the estimated contingent earnout consideration available to be earned by the former shareholders of Adamas.
e)Reflects the elimination of Adamas long-term debt of $124.5 million and the related embedded derivative liability recorded within Other liabilities of $12.2 million. The debt was assumed in the acquisition, and adjusted to fair value of $138.3 million in purchase accounting. The fair value adjustment is reflected within the current portion of long-term debt line item because of a change in control provision in the debt instrument that triggered repayment of the debt. The Company's existing cash and cash equivalents and marketable securities funded the debt repayment which occurred shortly after the Closing Date.
f)Represents the adjustment to the lease liability assumed through remeasurement in accordance with ASC 842, and the adjustment to the right-of-use asset to estimated fair value.
g)Reflects the elimination of Adamas common stock, additional paid-in capital, accumulated other comprehensive earnings, net of tax and accumulated deficit.

h)Reflects deferred income tax liabilities resulting from preliminary fair value adjustments, partially offset by deferred tax assets resulting from historical Adamas net operating losses. The estimate of deferred tax liabilities was determined based on the estimate of book and tax basis differences of the net assets acquired using the statutory rate of 26.5% (see note (ee) below). The estimate of deferred tax assets was determined based on historical Adamas net operating losses and the statutory rate of 26.5%. The Company is in the process of performing a Section 382 study to determine the realizability of the deferred tax assets and analysis of tax attributes of assets acquired and liabilities assumed. The accounting for opening balance sheet deferred income taxes is preliminary. The estimates may differ from amounts the Company will calculate after completing a detailed analysis, and the difference could have a material effect on the accompanying unaudited pro forma financial statements.
i)Reflects adjustment of $71.9 million to record goodwill resulting from the Acquisition.
Statement of Operations Pro Forma Adjustments
aa)Represents the adjustment to reflect the amortization related to amortizing intangible assets (see note (c) above) using a straight-line method.

(in thousands)	Estimated Useful Lives (in years)	Estimated Fair Value	Nine months ended September 30, 2021	Year ended December 31, 2020
Acquired Definite-lived intangible assets
GOCOVRI	8.1	434,700	40,333	53,778
Osmolex ER	4.0	1,000	187	250
Namzaric	3.1	14,400	3,503	4,670
Pro forma adjustment			$44,023	$58,698
bb) Represents the adjustment to reflect the increase in cost of products sold related to the increase in fair value of the inventory acquired (see note (c) above). Historical inventory turnover for Adamas is greater than 3 years, and therefore the adjustment to cost of products sold does not reflect the full valuation adjustment to inventory acquired.
cc) Represents the adjustment to reflect the estimated decrease in interest income of the Company resulting from the liquidation of the Company's marketable securities described in note (a) above. The adjustment was calculated by reducing interest income on a pro-rata basis based on the change in the marketable securities outstanding.
dd) Represents the adjustment to reflect the following non-recurring costs incurred directly as a result of the Acquisition:
•Company's acquisition-related transaction costs of $6.9 million (see note (b) above)
•Adamas acquisition-related transaction costs of $10.4 million (see note (a) above)
•Adamas employee severance-related expenses of $16.0 million (see note (b) above)
•Stock-based compensation expense of $12.7 million for Adamas incurred to accelerate the vesting of certain equity awards under the terms of the Merger Agreement
ee) Represents the income tax effect of the Acquisition pro forma adjustments using an estimated statutory rate of 26.5%. Because the adjustments contained in these unaudited pro forma financial statements are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Acquisition. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material. See note (h) above.